Exhibit 23.3
Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-194578, 333-194581, 333-254168, 333-273218 and 333-275737) on Form S-8 of Liberty Global Ltd. of our report dated March 28, 2023, with respect to the consolidated balance sheet of VodafoneZiggo Group Holding B.V. as of December 31, 2022, the related consolidated statement of operations, owners’ equity, and cash flows for the year ended December 31, 2022, and the related notes, which report appears in the Form 10-K/A of Liberty Global Ltd. dated March 26, 2024.

/s/ KPMG Accountants N.V.
Amstelveen, the Netherlands

March 21, 2024